CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

The undersigned certify that:

1) They are the President and Secretary, respectively, of The Institute of New Physics, Incorporated, a California Corporation.

2) The Articles of Incorporation of this corporation are amended to add Article
V:

                                 Article V

This organization is organized exclusively for scientific purposes within the meaning of section 501 (c) (3) of the Internal Revenue Code. However, if the named recipient is not then in existence or no longer a qualified distributee, or unwilling or unable to accept the distribution, then the assets if this organization shall be distributed to a fund, foundation or organization which is organized and operated exclusively for the purposes specified in section 501
(c) (3) of the Internal Revenue Code.

3) The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4) The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of members.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

July 22, 1997                                    /s/SUSAN M. BRANA
                                                    Susan M. Brana, President

                                                 /s/SUSAN M. BRANA
                                                    Susan M. Brana, Secretary